Exhibit 99.01

DexCom Inc. Reports Third Quarter 2012 Financial Results

SAN DIEGO, CA—(BUSINESS WIRE-November 1, 2012)—DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended September 30, 2012.

Product revenue grew to $21.1 million for the third quarter of 2012, an increase of approximately 27% from the $16.7 million in product revenue reported for the third quarter of 2011. The Company recorded $1.2 million of additional sales returns as a reduction of revenue related to the approval and commercial launch plans of our DexCom G4 PLATINUM® system (the “G4 PLATINUM system”). Total third quarter 2012 revenue, which included development grant and other revenue, grew to $23.1 million, an increase of 26% from the same quarter in 2011. Product gross profit totaled $7.7 million for the three months ended September 30, 2012, compared to a product gross profit of $7.4 million for the three months ended September 30, 2011. The Company reported a net loss of $17.3 million, or $0.25 per share for the three months ended September 30, 2012, compared to a net loss of $13.3 million, or $0.20 per share for the three months ended September 30, 2011. The net loss for the three months ended September 30, 2012 included $6.9 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization. Also included in net loss were revenue reductions and additional cost of goods sold totaling $4.2 million due to the approval and commercial launch plans of our G4 PLATINUM system.

Product cost of sales increased $4.2 million to $13.4 million for the third quarter of 2012 compared to $9.2 million for the same quarter in 2011, primarily due to the increased volume of product sales and $3.0 million of additional charges related to excess and obsolete inventory and accelerated depreciation on manufacturing equipment due to the approval and commercial launch plans of our G4 PLATINUM system. Total cost of sales increased to $14.7 million for the third quarter of 2012 compared to $10.1 million for third quarter of 2011, primarily due to increased product sales and charges noted above. Research and development expense increased by approximately $2.4 million to $10.6 million for the third quarter of 2012 compared to $8.2 million for the third quarter of 2011. Changes in research and development expense included additional salaries and payroll related costs, share-based compensation and clinical trial costs. Selling, general and administrative expense increased by approximately $1.9 million to $15.1 million for the third quarter of 2012 compared to $13.2 million for the third quarter of 2011, with the change primarily due to additional selling, marketing and information technology costs. As of September 30, 2012, the Company had $54.4 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “31897101” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 1, 2012.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	September 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$4,744	$2,553
Short-term marketable securities, available-for-sale	48,641	79,358
Accounts receivable, net	12,357	12,547
Inventory	7,141	8,171
Prepaid and other current assets	2,688	1,781

Total current assets	75,571	104,410
Property and equipment, net	18,613	15,019
Restricted cash	1,039	939
Intangible assets, net	4,313	0
Goodwill	3,162	0
Other assets	98	107

Total assets	$102,796	$120,475

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$10,520	$6,346
Accrued payroll and related expenses	8,662	6,804
Current portion of deferred revenue	1,222	1,591

Total current liabilities	20,404	14,741
Other liabilities	1,570	963
Long-term portion of deferred revenue	569	281

Total liabilities	22,543	15,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	0	0
Common stock, $0.001 par value, 100,000 authorized; 69,534 and 69,250 issued and outstanding, respectively, at September 30, 2012; and 67,833 and 67,549 shares issued and outstanding, respectively, at December 31, 2011	70	68
Additional paid-in capital	517,418	495,626
Accumulated other comprehensive loss	(93)	(80)
Accumulated deficit	(437,142)	(391,124)

Total stockholders’ equity	80,253	104,490

Total liabilities and stockholders’ equity	$102,796	$120,475

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product revenue	$21,081	$16,656	$61,223	$44,974
Development grant and other revenue	2,008	1,598	5,411	8,871

Total revenue	23,089	18,254	66,634	53,845
Product cost of sales	13,391	9,230	33,867	25,933
Development and other cost of sales	1,296	860	3,735	2,761

Total cost of sales	14,687	10,090	37,602	28,694

Gross profit	8,402	8,164	29,032	25,151
Operating expenses
Research and development	10,582	8,231	30,795	21,515
Selling, general and administrative	15,142	13,241	45,605	36,203

Total operating expenses	25,724	21,472	76,400	57,718
Operating loss	(17,322)	(13,308)	(47,368)	(32,567)
Interest and other income	17	31	65	82
Interest expense	(1)	(1)	(2)	(10)

Loss before income taxes	(17,306)	(13,278)	(47,305)	(32,495)
Income tax expense (benefit)	(43)	0	(1,287)	0

Net loss	$(17,263)	$(13,278)	$(46,018)	$(32,495)

Basic and diluted net loss per share	$(0.25)	$(0.20)	$(0.67)	$(0.50)

Shares used to compute basic and diluted net loss per share	69,052	67,397	68,494	64,910